Exhibit 12.1

NuPathe Inc.

Computation of Ratio of Earnings to Fixed Charges

For the Years Ended December 31, 2011,2010,2009,2008,2007 and the Nine Months Ended September 30, 2012

(in Thousands)

						Nine Months
						ended
	2011	2010	2009	2008	2007	September 30, 2012

Earnings:
Pretax Loss from Continuing Ops	$(23,187)	$(24,357)	$(15,591)	$(17,511)	$(9,675)	$(18,641)
Add:
Fixed Charges	1,587	3,817	1,420	384	283	1,371
Total earnings	$(21,600)	$(20,540)	$(14,171)	$(17,127)	$(9,392)	$(17,270)

Fixed Charges:
Interest expensed, including amortized discounts and premiums	1,483	3,718	1,320	278	253	1,293
Interest expense within rental expense	104	100	100	105	30	77
Total Fixed Charges	1,587	3,817	1,420	384	283	1,371
Ratio of Earnings to Fixed Charges	n/a	n/a	n/a	n/a	n/a	n/a
Deficiency of Earnings Available to Cover Fixed Charges	$(23,187)	$(24,357)	$(15,591)	$(17,511)	$(9,675)	$(18,641)

NuPathe Inc.

Computation of Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends

For the Years Ended December 31, 2011,2010,2009,2008,2007 and the Nine Months Ended September 30, 2012

(in Thousands)

						Nine Months
						ended
	2011	2010	2009	2008	2007	September 30, 2012

Earnings:
Pretax Loss from Continuing Ops	$(23,187)	$(24,357)	$(15,591)	$(17,511)	$(9,675)	$(18,641)
Add:
Fixed Charges	1,587	3,817	1,420	384	283	1,371
Total earnings	$(21,600)	$(20,540)	$(14,171)	$(17,127)	$(9,392)	$(17,270)

Combined Fixed Charges & Preferred Stock Dividends:
Interest expensed, including amortized discounts and premiums	1,483	3,718	1,320	278	253	1,293
Interest expense within rental expense	104	100	100	105	30	77
Preferred Stock Dividends	—	2,533	3,617	2,330	1,126	—
Total Combined Fixed Charges & Preferred Stock Dividends	1,587	6,351	5,037	2,714	1,409	1,371
Ratio of Earnings to Fixed Charges	n/a	n/a	n/a	n/a	n/a	n/a
Deficiency of Earnings to Combined Fixed Charges and Preferred Stock Dividends	$(23,187)	$(26,890)	$(19,208)	$(19,841)	$(10,801)	$(18,641)